Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 30, 2024, by and between Brag House Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Chetan Jindal (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive as the Company’s Chief Financial Officer (“CFO”); and

WHEREAS, the Company and Executive mutually desire to set forth and agree to certain terms of Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Employment and Term. The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment by the Company on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the effectiveness of the Company’s registration statement (the “Effective Date”) and continue through the two-year anniversary of such date; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least ninety (90) days prior to the then-scheduled date of expiration of the Term, either (x) the Company gives notice to Executive that it is electing not to so extend the Term or (y) Executive gives notice to the Company that he is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 5 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

2. Position, Duties and Responsibilities; Location.

2.1 Position and Duties. Executive shall be employed as CFO of the Company. Executive shall have, subject to the Company’s Bylaws and the direction of the Board of Directors (the “Board”), general overall authority and responsibility for the financial management of the affairs and business of the Company and its subsidiaries, if any, and primary responsibility for the formulation, implementation and execution of strategic policies relating to the Company’s financial operations, including, but not limited to, budgeting, forecasting, reporting, and compliance with financial regulations. Additional responsibilities of the Executive shall include those set forth in the term sheet dated December 14, 2024, attached hereto as Exhibit A (“Initial Term Sheet”). Executive shall have such duties, powers and authority as are commensurate with his position, including such other duties and responsibilities as are reasonably delegated to him, from time-to-time by the Board and the Chief Executive Officer (the “CEO”) of the Company.

2.2 Primary Services and Efforts. Executive agrees to devote his best reasonable efforts, energies, and skill to the full discharge of the duties and responsibilities attributable to his position. Notwithstanding anything to the contrary in this Agreement, Executive may (a) serve on the boards of a reasonable number of trade associations and charitable organizations, (b) engage in charitable activities and community affairs, (c) manage his personal investments and affairs and (d) serve on the boards of directors of or as a consultant to a reasonable number of unaffiliated companies and companies that do not compete with the Company’s business, so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities hereunder.

2.2.1 Remediation of Performance Concerns. If the Company determines, in good faith, that the Executive’s activities as defined in Section 2.2(a), (b), (c) and (d), (“Outside Activities”) materially interfere with his performance, the Company shall provide the Executive with written notice specifying the nature of the performance concerns. The Executive agrees to cooperate with the Company to remedy the disclosed concerns within sixty (60) days following receipt of such notice, ensuring that his performance aligns with the Company’s standards and expectations. Should the Executive fail to remedy the concerns within the specified time frame, the Company shall have the right to request that the Executive reduce or modify his Outside Activities to address the concerns. If the concerns are not resolved within sixty (60) days following the Executive’s action to reduce or modify his Outside Activities, the Company and the Executive shall revisit and amend this Agreement, by mutual consent, to address and rectify the concerns by adjusting the Executive’s outside commitments.

3. Compensation.

3.1 Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of Two Hundred Thousand Dollars ($200,000) (the “Salary”), less all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and may be adjusted (in which case such changed amount shall be the “Salary” hereunder).

3.2 Annual Bonus. For each calendar year that ends during the Term, Executive shall be entitled to participate in the Company’s annual cash incentive plan (the “Annual Bonus”) with a target bonus of up to 50% of Executive’s Salary (the “Target Bonus”). The Annual Bonus shall be determined by the Compensation Committee, and paid in the calendar year following the year in which the services were performed, as soon as reasonably practicable following the Company’s receipt of its annual audited financial statements and the Compensation Committee’s determination regarding whether to approve an Annual Bonus and the amount of any such Annual Bonus. In the event that the Compensation Committee determines that the Company’s financial performance does not support the payment of the full Target Bonus, the Annual Bonus shall be reduced to an amount the Compensation Committee determines is appropriate given the Company’s financial performance (“Reduced Annual Bonus”). The Company will communicate any such adjustment to the Executive in a timely manner.

3.3 Annual Equity Award. Executive will be eligible for annual grants of long-term incentive and equity compensation awards at the Company’s good faith discretion, based upon the Compensation Committee’s evaluation of his performance and peer company compensation practices (the “Annual Equity Award”). Executive’s target Annual Equity Award shall be consistent with his position at the Company’s peer companies; provided, however, that the grant date fair value of the target Annual Equity Award shall not be less than twenty five percent (25%) of Executive’s Salary.

3.4 Initial Equity Award. Contingent on and upon the initial public offering (“IPO”) of the Company’s common stock, the Company shall grant to Executive an award under the 2024 Brag House Holdings, Inc. Omnibus Incentive Plan (the “Plan”) of stock options for 45,000 shares, which approximately equates to 0.5% of the fully-diluted shares of the Company’s common stock immediately prior to the IPO (based upon the fair market value on the date of the award) to the Executive (the “Sign-On Award”). Subject to the terms of this Agreement and the award agreement into which Executive and the Company will enter on the Effective Date evidencing the grant of the Sign-On Award, the Sign-On Award shall vest according to the following schedule:

3.4.1 25% of the Sign-On Award shall vest immediately upon the Company’s IPO.

3.4.2 25% of the Sign-On Award shall vest 12 months after the Company’s IPO.

3.4.3 25% of the Sign-On Award shall vest 24 months after the Company’s IPO.

3.4.4 25% of the Sign-On Award shall vest 36 months after the Company’s IPO.

3.5 Effect of Termination on Awards. Subject to the applicable award agreement with respect to any awards issued to Executive:

3.5.1 If the Executive’s employment is terminated before the options or restricted stock subject to outstanding awards to Executive are fully vested due to termination by the Company, aside from termination for Cause, or due to termination by the Executive for a Good Reason, or due to termination by the Executive for a Good Reason, all unvested options or restricted stock from the outstanding awards shall vest and become exercisable immediately prior to the effectiveness of such termination.

3.5.2 In the event of a merger, acquisition, or change of control of the Company, where Executive’s employment is terminated thereafter following such event, all unvested options or restricted stock from the outstanding awards shall vest and become exercisable immediately prior to the effectiveness of such termination.

4. Employee Benefits.

4.1 Participation in Benefit Plans. During Executive’s employment by the Company, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally.

4.2 Fringe Benefits, Perquisites and Vacations. During Executive’s employment by the Company, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company. In addition, the Executive shall be entitled to unlimited paid vacation days per calendar year. The executive is encouraged to take vacation as needed, provided that they fulfill their duties and responsibilities and maintain their performance. The executive will coordinate their vacation time with the Company to ensure, to the best extent possible, that their absence is managed appropriately and does not unduly impact the Company’s operations or the executive’s role.

4.3 Reimbursement of Expenses. Subject to the Company’s expense policy (“Expense Policy”) Executive shall be reimbursed for all pre-approved and reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

4.3.1 Health Insurance Reimbursement. With respect to health insurance, unless otherwise elected by Executive, the Company will reimburse the Executive for Executive’s health insurance plan as follows:

(a) If Executive opts for health insurance as an individual (Employee):

(i) The Company will cover up to $1,000 monthly through the insurance plan.

(ii) Additionally, the Company will reimburse the Executive up to an additional $500 monthly if selecting a plan with a monthly cost higher than $1,000.

(b) If Executive opts for health insurance as an individual and child(ren):

(i) The Company will cover up to $1,500 monthly through the insurance plan.

(ii) Additionally, the Company will reimburse the Executive up to an additional $500 monthly if selecting a plan with a monthly cost higher than $1,500.

(c) If Executive opts for health insurance as an individual, and spouse or domestic partner (subject to any limitation by the health care provider):

(i) The Company will cover up to $1,750 monthly through the insurance plan.

(ii) Additionally, the Company will reimburse the Executive up to an additional $500 monthly if selecting a plan with a monthly cost higher than $1,750.

(d) If Executive opts for health insurance as an individual, spouse or domestic partner, and child(ren) (subject to any limitation by the health care provider):

(i) The Company will cover up to $2,500 monthly through the insurance plan.

(ii) Additionally, the Company will reimburse the Executive up to an additional $500 monthly if selecting a plan with a monthly cost higher than $2,500.

Upon reimbursement as described above, based on the Executive’s selection of the available health insurance plans, the monthly cost for two of the four available health insurance plans will be fully covered. For plans with monthly costs exceeding the specified reimbursement limits, the Executive will be responsible for covering the difference. The parties acknowledge and agree that the reimbursements described herein are intended to be non-taxable.

5. Termination.

5.1 General. The Company may terminate the Executive’s employment for any reason or no reason, and the Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement. In the event of the termination of Executive’s employment hereunder for any reason other than Cause, he shall promptly resign from any other position he then holds that is affiliated with the Company or that he was holding at the Company’s request. For purposes of this Agreement, the following terms have the following meanings:

(a) “Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) payment of any annual, long-term, or other incentive award earned in respect to any period ending on or before the Termination Date, or payable (but not yet paid) on or before the Termination Date; (iii) any unpaid expense or other reimbursements pursuant to Section 4.3 hereof; and (iv) any rights, entitlements or benefits to which Executive is or becomes (or his dependents are or become) entitled in accordance with the terms of any Company Arrangement.

(b) “Cause” shall mean (i) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude, fraud, embezzlement from the Company, or theft of Company property (including intellectual property); (ii) in carrying out his duties hereunder, Executive engages in conduct that constitutes fraud, willful gross misconduct, or willful gross neglect and that, in either case, results in material economic or reputational harm to the Company, which Executive fails to cure within thirty (30) days following Executive’s receipt of written notice from the Board of such misconduct; (iii) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to him (consistent with Section 2) by the Board and the CEO, which non-performance has continued for sixty (60) days following Executive’s receipt of written notice from the Board of such non-performance and provided that such duties or responsibilities are suitable and appropriate (consistent with Section 2); (iv) Executive violates any of the restrictive covenants set forth in Section 7 of this Agreement; or (v) Executive violates a material policy of the Company to the material detriment of the Company.

(c) “Change in Control” shall mean the first to occur of any of the following; provided, that for any distribution that is subject to Section 409A (as defined in Section 8.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-3(i)(5):

○ (i) any Person or group of Persons becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (a “Majority of the Securities”);

(ii) (A) the stockholders of the Company approve a plan of complete liquidation of the Company; (B) the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a Majority of the Securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(iii) the date a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election are not endorsed by a majority of the members of the Board before the date of the appointment or election.

(iv) Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (A) an acquisition by the Company or entity controlled by the Company, or (B) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company.

(d) “Company Arrangement” shall mean any plan, program, agreement, corporate governance document or arrangement of the Company or any of its affiliates.

(e) “Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for one hundred eighty (180) consecutive days.

(f) “Good Reason” shall mean the occurrence of any of the following events without Cause and Executive’s express prior written consent: (i) a diminution in Executive’s authority, title, duties, responsibilities, or reporting lines; (ii) a reduction in Executive’s Salary, other than any diminution that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; (iii) relocation of Executive’s principal office, or principal place of employment, to a location that is more than thirty (30) miles from the Company’s corporate headquarters in New York, New York, provided that such relocation materially impacts the Executive because the Company does not permit the Executive to perform their duties remotely; (iv) a breach by the Company or any of its affiliates of this Agreement; or (v) a Change in Control. A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the thirty (30) day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason; provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such thirty (30) day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstances. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the thirty (30) day period that follows the end of the Cure Period.

(g) “Pro-Rata Annual Bonus” shall mean an amount equal to (i) the Executive’s Target Bonus for the calendar year during which his employment hereunder terminated, by the Company Without Cause or, by the Executive with Good Reason, if his employment hereunder had continued, multiplied by (ii) a fraction, the numerator of which is the number of days he was employed hereunder during such year and the denominator of which is the number of days in such year; and

(h) “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

5.2 Termination by the Company Without Cause, by Executive With Good Reason or due to Company’s Non-Renewal of the Term. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive with Good Reason, or due to the Company’s Non-Renewal of the Term, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) an amount equal to to (i) 1.5 times (ii) his annual salary in his previous full year of employment with the Company or his current annual salary, whichever is greater, such amount to be paid in a cash lump sum to Executive on the ninetieth (90th) day after the Termination Date;

(b) a Pro-Rata Annual Bonus, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

(c) a lump sum cash payment equal to the monthly COBRA costs of continued coverage for a period of 3 months following the Termination Date under the Company’s welfare plans (including health, dental, prescription drug and vision), for Executive and, as applicable, his spouse or domestic partner (subject to any limitation by the health care provider), and eligible dependents; and

(d) the Accrued Obligations.

5.3 Death and Disability. Executive’s employment shall terminate in the event of his death, and either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least thirty (30) days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to his death or Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the benefits described in Section 5.2(b), (c), and (d).

5.4 Termination by the Company For Cause, by Executive Without Good Reason, or Due to Executive’s Non-Renewal of the Term. In the event that Executive’s employment is terminated by Executive without Good Reason, by the Company for Cause, or due to Executive’s non-renewal of the Term pursuant to Section 1 above, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations. Additionally, subject to the terms of the Executive’s award agreement, any unvested equity awards granted under Plan will be forfeited as of the Termination Date.

5.4.1 Forfeiture and Repurchase Right for Misconduct or Regulatory Charges. In the event that Executive, or any affiliated entity thereof, is found guilty of charges brought by the Securities and Exchange Commission (“SEC”) or any other regulatory or legal authority for conduct that, in the reasonable judgment of the Company, materially harms the reputation, business, or operations of the Company, the Company shall have the right, at its sole discretion, to (i) cause the immediate forfeiture of any unvested portion of the Sign-On Award, and (ii) repurchase any vested shares obtained pursuant to the exercise of the Sign-On Award. Such repurchase shall be conducted at the lesser of (a) the exercise price paid by the Executive for such shares, or (b) the fair market value of such shares, determined as follows:

(i) If the Company is publicly traded, the fair market value shall be based on the closing price of the Company’s shares on the trading day immediately preceding the date the Company exercises its repurchase right.

(ii) If the Company is not publicly traded, the fair market value shall be determined by an independent third-party valuation conducted as of the date the Company exercises its repurchase right.

The Company shall provide written notice to the Executive of its intention to exercise this forfeiture and/or repurchase right, and the repurchase shall be completed within sixty (60) days of such notice. The Executive hereby agrees to take all actions reasonably necessary to facilitate such forfeiture and/or repurchase, including the execution of any required documentation to transfer the shares back to the Company.

5.5 Due to Change in Control. In the event that, within two years following a Change in Control, Executive’s employment is terminated by the Company without Cause, by Executive with Good Reason, or due to the Company’s non-renewal of the Term pursuant to Section 1 above, then, in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) an amount equal to (i) 1.0 times (ii) his annual salary in his previous full year of employment with the Company or his current annual salary, whichever is greater, such amount to be paid in a cash lump sum to Executive on the ninetieth (90th) day after the Termination Date;

(b) a Pro-Rata Annual Bonus, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

(c) a lump sum cash payment equal to the monthly COBRA costs of continued coverage for a period of 3 months following the Termination Date under the Company’s welfare plans (including health, dental, prescription drug and vision), for Executive and, as applicable, his spouse and eligible dependents, such payment to be made to Executive on the sixtieth (60th) day after the Termination Date; and

(d) the Accrued Obligations.

5.6 Release. Executive’s entitlement to the payments described in this Section 5 (other than the Accrued Obligations) is expressly contingent upon Executive first providing the Company with a signed release of claims in substantially the form attached hereto as “Exhibit B” (the “Release”). In order to be effective, such Release must be delivered by Executive to the Company no later than thirty (30) days following the Termination Date and not revoked by Executive during the seven (7) day period following such delivery.

6. Excess Parachute Payments.

6.1 If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code (the “Parachute Threshold”), is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 5.5(a) and (b) hereof.

6.2 Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least forty-five (45) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

7. Indemnification.

7.1 If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made against the Executive that arises out of or relates to Executive’s service in any of the foregoing capacities, then the Company shall indemnify and hold harmless the Executive to the fullest extent permitted or authorized by any Company Arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, federal or state tax liabilities, and amounts paid or to be paid in settlement) incurred or suffered by him in connection therewith or in connection with seeking to enforce his rights under this Section 7.1, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators.

7.2 A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the tenth (10th) anniversary of the Termination Date, providing coverage to Executive that is no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company.

7.3 For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

8. Other Tax Matters.

8.1 The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

8.2 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

8.3 After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A.

8.4 Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 8 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six months after Executive’s separation from service (or, if earlier, the date of Executive’s death). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

8.5 To the extent that any reimbursements pursuant to Section 4.3 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4.3 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

9. Restrictive Covenants.

9.1 Confidentiality.

○ (a) Company Information. Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company. As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, patents, trademarks, copyrights, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.

(b) Executive-Restricted Information. Executive agrees that during the Term of this Agreement Executive will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(c) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity, or to use it except as necessary in performing Executive’s duties, consistent with the Company’s agreement with such third party.

9.2 Non-Competition and Non-Solicitation.

○ (a) Executive acknowledges that, during the Term, Executive has had access to information concerning the Company’s critical business strategies, engineering and technology development plans, competitive analyses, organizational structure. Accordingly, in consideration of the compensation provided under this Agreement, Executive agrees that during the Term and for the twelve (12) months period thereafter, Executive will not directly or indirectly, (i) own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business that is competitive with the business activities of the Company as they existed during the period that Executive provided services to the Company; (ii) solicit, induce, encourage, or attempt to induce or encourage any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, or to breach any other obligation to the Company (other than advertising not specifically targeted at the Company’s employees and serving as a reference upon request); or (iii) interfere with, disrupt, alter, or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any consultant, contractor, customer, potential customer, or supplier of the Company.

○ (b) Executive acknowledges that the restrictions contained under this Section 9.2 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. In the event the provisions under this Section 9.2 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

9.3 Injunctive Relief. Executive agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 9. Accordingly, if Company or any of its affiliates institutes any action or proceeding to enforce its rights under this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

10. Non-Disparagement. During and after the Term, Executive and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; or (d) in the course of performing his duties during the Term.

11. Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

12. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, exclusive of any choice of law rules.

13. Arbitration; Legal Fees.

13.1 The Company and Executive waive their right to seek remedies in court, including any right to a jury trial. The Company and Executive agree that any dispute arising out of or relating to this Agreement, Executive’s employment with the Company, or any termination of such employment, shall be resolved by binding arbitration to be conducted in New York in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 13. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.2 In the event of any material contest or dispute relating to this Agreement or the Company’s termination of Executive’s employment hereunder, the Company shall bear all reasonable costs and expenses, including but not limited to legal fees, incurred by the Executive in connection with resolving such dispute.

14. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived. Unless already addressed in this Agreement, all Board resolutions previously executed that do not conflict with the terms provided herein shall be incorporated by reference.

16. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

17. Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, he had not violated and in connection with his employment with the Company will not violated any non-solicitation or other similar covenant or agreement by which he is or may be bound, and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

18. Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19. Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

20. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

21. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

22. No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

24. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[Remainder Of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

BRAG HOUSE HOLDINGS, INC.:

By:
Name:
Title:

EXECUTIVE:

Name: [_________________]

EXHIBIT A

INITIAL TERM SHEET

December 14, 2024

To: Chetan Jindal

Dear Chetan,

On behalf of Brag House Holdings, Inc. (“Brag House” or “Company”), we are pleased to share with you this term sheet for the position of Chief Financial Officer (“CFO”) (“Term Sheet”). As CFO, you will hold a critical role in shaping our financial strategy and structure, especially as we prepare for our upcoming public offering. Your expertise in financial management and strategic growth will be invaluable to our team.

Position Details:

Title: Chief Financial Officer (“CFO”)

Direct Reporting to: Chief Executive Officer (“CEO”)

Additional Reporting to: Board of Directors

Location: Our corporate offices are in Montclair, NJ, with the flexibility to work remotely as needed.

Responsibilities:

●	Financial Strategy and Modeling:

○	Develop and implement sustainable financial models and strategies aligned with Brag House’s vision and growth. This includes modeling the effectiveness of different marketing strategies, tournament structures, and monetization methods.

●	Accounting Oversight:

○	Lead the oversight of all accounting activities, ensuring the accuracy and integrity of financial reporting. This includes overseeing the preparation of financial statements, managing the general ledger, and ensuring compliance with relevant accounting standards.

●	Financial Oversight:

○	Lead the oversight of financial activities for a private or public company, ensuring compliance with applicable regulations and reporting requirements.

●	Strategic Growth:

○	Drive financial aspects of growth initiatives, including fundraising, budgeting, and resource allocation for partnerships, brand activations, and potential M&A or investment opportunities.

●	Stakeholder Management:

○	Manage financial relationships with investors, banks, and other key stakeholders, providing accurate and timely financial information and building trust through effective communication.

●	Due Diligence and Portfolio Management:

○	Lead due diligence efforts for potential investments and partnerships, including analyzing financial data, assessing risks and opportunities, and negotiating beneficial terms.

●	Debt Restructuring:

○	Restructure debt and balance sheets as needed.

●	Post Initial Public Offering (“IPO”) Strategic Financial Leadership:

○	Leverage Brag House’s IPO foundation to develop and execute advanced financial strategies, ensuring regulatory compliance, driving post-IPO financial growth, and optimizing shareholder value.

●	Financial Reporting and Compliance:

○	Implement robust financial reporting systems and internal controls to meet the heightened transparency and disclosure demands of public markets.

○	Ensure timely and accurate preparation of financial statements and disclosures.

●	Investor Relations:

○	Cultivate positive relationships with investors, analysts, and the broader financial community to foster confidence in Brag House’s financial performance and growth potential.

○	Play a key role in investor communications, including quarterly earnings calls, investor presentations, and responding to inquiries from analysts and shareholders.

●	Equity Management:

○	Develop and administer employee stock option plans and other equity-based compensation programs, aligning them with Brag House’s overall compensation strategy and market best practices.

●	Risk Management:

○	Assess and mitigate financial risks associated with the transition to a public company, including market volatility, regulatory changes, and potential shareholder actions.

○	Develop and implement risk management strategies to protect Brag House’s financial interests.

●	Compliance and Governance:

○	Ensure adherence to corporate governance standards and practices, collaborating with legal and compliance teams to maintain compliance with stock exchange rules and regulations.

●	Strategic Communication:

○	Work closely with the CEO to develop and communicate Brag House’s financial and strategic objectives to both internal and external stakeholders, contributing to the company’s positive image in the public market.

●	Take an active role in the success of portfolio companies, potentially through board representation, strategic guidance, and financial oversight.

●	Perform other duties as assigned by the CEO, as directed by the Board of Directors that align Brag House’s strategic goals.

Full Duties: You will commence full duties as CFO immediately upon the successful listing of our IPO, including receiving the below compensation.

Compensation:

●	Base Salary: $200,000 annually.

●	Bonus: Eligible for an annual performance-based bonus of up to 50% of your base salary, subject to achievement of mutually agreed-upon performance targets.

●	Equity: You will be eligible to participate in the Company’s Equity Incentive Plan, which the Company is in the process of finalizing and which will be adopted in anticipation of the Company’s contemplated initial public offering (“IPO”). You will initially receive a restricted stock award covering that number of shares of the Company’s common stock equal to 0.5% of the fully-diluted shares of the Company’s common stock (the “Initial Award”). The Initial Award will be granted in connection with the IPO, and the fair market value of the Initial Award will be determined based on the offering price to the public of the Company’s common stock in connection with the Company’s IPO. As planned, the one half of a percent (0.5%) is based on the aimed number of outstanding shares of Brag House as of immediately pre-IPO, after the execution date of this agreement, which is estimated to be 45,000 shares (as adjusted for the reverse stock split) with a fair market value immediately pre-IPO of approximately $180,000. The Initial Award will vest pro-rata in three equal installments on the first, second, and third anniversary of the date the Initial Award is granted. The final form and terms of the Equity Incentive Plan and the award agreement evidencing the Initial Award are being finalized and will be provided to you for your review prior to the grant of the Initial Award. Following the Initial Award, the form of any future equity awards that you may receive under the Equity Incentive Plan will be determined at that time, and equity mechanisms are subject to revision periodically. All incentive awards and payouts are subject to approval by the Company’s Board of Directors.

●	Additional Benefits: Standard company benefits including health, dental, and vision insurance, retirement plans, and other applicable employee perks.

Additional Coverages:

D&O Insurance: Upon execution of this agreement, you will be covered under the Company’s Directors & Officers Insurance Policy that will go into effect with the effectiveness of the IPO, ensuring protection in the scope of your executive duties.

Term and Renewal:

This role is effective pursuant to this Term Sheet, for an initial term of 2 years (“Term”), with the option to renew.

Termination and Severance:

If terminated without cause, the CFO shall be entitled to severance pay equal to 50% of the annual salary (equivalent to 6 months), unless terminated within the initial 12 months of employment, in which case the severance will be 25% of the annual salary (equivalent to 3 months). Further details regarding termination conditions will be outlined in the final employment agreement.

Governing Law:

This Term Sheet is contingent upon the satisfactory completion of a background check and the signing of a confidentiality and non-compete agreement. All terms herein are subject to the final employment agreement, which will outline these and other details more comprehensively and shall be governed by and construed in accordance with the laws of New York.

Additional Investment Terms::

As part of the overall consideration for this position, you agree to make a personal investment in Brag House prior to the IPO under the following terms:

●	Investment Amount: A minimum investment of $25,000 and up to a maximum of $1,000,000.

●	Conversion Rights: Any investment made under this option will convert into an equivalent number of shares of the Company’s common stock at the share price of the IPO, currently estimated to be $4.00.

This investment reflects the shared commitment to Brag House’s vision and aligns your financial interests with the Company’s strategic growth and success.

Sincerely,

Lavell Juan Malloy II

Chief Executive Officer

Brag House Holdings, Inc.

EXHIBIT B

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of _______, is made by [___] (“Executive”).

WHEREAS, Brag House Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Executive are parties to that certain Employment Agreement, dated as of [______] (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any equity rights; or (vi) this General Release or any of its terms or conditions.

2. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from any Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing a Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Releasee so sued for such Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

5. Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission of any improper or unlawful conduct on the part of the Releasees.

6. Executive acknowledges and recites that he has:

(a) executed this General Release knowingly and voluntarily;

(b) had a reasonable opportunity to consider this General Release;

(c) read and understands this General Release in its entirety;

(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on his own judgment, belief and knowledge, and such advice as he may have received from his legal counsel.

7. Section 13 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

8. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 11 of the Employment Agreement.

9. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10. This General Release may be executed by Executive in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, Executive has executed this General Release as of the day and year first above written.

EXECUTIVE:

Name: [ ]